Exhibit 5.1

[CH2M HILL Companies, Ltd. Letterhead]

April 9, 2004

CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112

Gentlemen:

        I am the Vice President, General Counsel and Assistant Secretary of CH2M HILL Companies, Ltd. (the "Company"). Members of the Legal Department who report to me and for whose activities I am responsible, have acted as CH2M HILL's counsel in connection with the Registration Statement on Form S-8, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers the offer and sale by (i) the Company of 20,000,000 shares (the "Company Shares") of its Common Stock, par value $0.01 per share (the "Common Stock"), and (ii) the Selling Stockholders, as defined in the Registration Statement, of up to an aggregate of 1,300,000 shares of Common Stock (the "Selling Stockholder Shares").

        I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Articles of Incorporation and Bylaws of the Company as currently in effect, (iii) resolutions adopted by the Board of Directors relating to the filing of the Registration Statement and the issuance of the Company Shares thereunder, (iv) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

        Based upon and subject to the foregoing, I am of the opinion that:

        1.     The Company Shares have been duly authorized for issuance and when issued and sold (and consideration therefore received) in accordance with the Registration Statement, will be legally issued, fully paid and nonassessable.

        2.     The Selling Stockholder Shares have been duly authorized and are legally issued, fully paid and nonassessable.

        I hereby consent to the use of my name in the Registration Statement under the caption "Validity of Common Stock" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ S. Wyatt McCallie,
Vice President, General Counsel and
Assistant Secretary